                                                                      EXHIBIT 12

                STATEMENT RE:  COMPUTATION OF RATIO OF EARNINGS
               TO COMBINED FIXED CHARGES AND PREFERRED DIVIDENDS

                                                                         Year Ended December 31,
                                                        1994        1995         1996         1997          1998
                                                        ----        ----         ----         ----          ----
                                                                     (in thousands of U.S. dollars)
Loss before income taxes                            $  (5,342)   $ (53,160)   $ (55,256)   $ (46,078)    $ (262,717)
Equity in loss of affiliate                                35          204          807            0              0
Interest expense                                          731        1,964        5,025        5,362         63,914
Interest portion of rental expense                        230          692        1,200        1,359          4,183
                                                    ---------    ---------    ---------    ---------     ----------
Earnings/Loss                                          (4,346)     (50,300)     (48,224)     (39,357)      (194,620)

Fixed charges:
  Interest expense                                        731        1,964        5,025        5,362         63,914
  Interest portion of rental expense                      230          692        1,200        1,359          4,183
                                                    ---------    ---------    ---------    ---------     ----------
Total fixed charges                                       961        2,656        6,225        6,721         68,097

Preferred stock dividend
  requirement (1)                                           -            -            -          411          3,079
                                                    ---------    ---------    ---------    ---------     ----------
Total fixed charges and preferred
  dividends                                         $     961    $   2,656    $   6,225    $   7,132     $   71,176
                                                    =========    =========    =========    =========     ==========

Ratio of earnings to combined fixed charges and
 preferred dividends                                        -            -            -            -              -
                                                    ---------    ---------    ---------    ---------     ----------
Deficiency of earnings to cover combined fixed
  charges and preferred dividends                   $  (5,307)   $ (52,956)   $ (54,449)   $ (46,489)    $ (265,796)
                                                    =========    =========    =========    =========     ==========

_________________
(1) We have loss carryforwards, therefore the preferred stock dividend requirement has not been tax effected. Also, our Series B preferred stock was issued in November 1997 and, therefore, there were no adjustments prior to this date. During the first quarter of 1999, all outstanding shares of our Series B preferred stock were converted into shares of our common stock. As a result of this conversion, we are no longer required to pay the 8% annual dividends under the terms of the Series B preferred stock.